Contact:	Michael Wood PECO Energy, Communications 215-841-4125 or 841-5555
Pennsylvania PUC Approves Merger
Between PECO Parent Exelon and N.J.’s PSEG
Deal will cap electric rates, help low-income consumers, support economic development and environmental initiatives, once finalized
PHILADELPHIA (January 27, 2006) – The Pennsylvania Public Utility Commission voted unanimously today to approve the merger between PECO Energy’s parent Exelon Corporation and New Jersey’s Public Service Enterprise Group Inc. (PSEG), finding that the combination “is in the public interest and provides substantial affirmative benefits.” PECO had already secured support last September from many of the consumer, business, environmental and low-income advocates who had intervened in the case.
Upon closing, PECO said the merger will bring local consumers $120 million over four years in rate discounts and provides rate certainty through the end of 2010. PECO also pledged substantial funding for alternative energy and environmental projects, economic development, and expanded outreach and assistance for low-income customers. The company further made commitments for enhanced customer service and reliability, and pledges for maintaining its Philadelphia headquarters, charitable giving, and employment.
President Denis O’Brien said PECO has a solid history of keeping its commitments with the community and looks forward to realizing the benefits of this merger. “We are very pleased the commission recognized this merger will be good for PECO customers and good for Pennsylvania, and consumers are assured of sharing in the savings realized from the merger,” he said.
O’Brien said PECO remains steadfastly committed to improving its quality of service to customers as well as maintaining its longtime civic involvement across the Philadelphia region. “I’ve been active in the Philadelphia region my entire life, and I know firsthand the important role that PECO plays as an employer, as a provider of essential services, and as a long-time supporter of many worthy civic causes,” he said.
PUC Chairman Wendell Holland said, “This is a big deal and a good deal, and I find it to be in the public interest. There is no rate increase and reliability and service should be enhanced.”
The PUC accepted the recommendation of administrative law judge Marlane Chestnut, who conducted formal hearings and reviewed the case last year. In her recommendation late last year, ALJ Chestnut outlined 10 PECO commitments as “very real and substantial.” Additionally, she cited Exelon’s unprecedented plan for divesting 6,600 megawatts of power generating capacity in the MidAtlantic region to ensure wholesale electric power markets remain competitive.

A settlement that was reached last September involved the state Department of Environmental Protection, the PUC’s Office of Trial Staff, the state Office of Consumer Advocate, the state Office of Small Business Advocate, state Sen. Anthony Williams, the Action Alliance of Senior Citizens, the Association of Community Organizations for Reform Now (ACORN), the Philadelphia Area Industrial Energy Users Group, the Reinvestment Fund/Sustainable Development Fund, and Citizens for Pennsylvania’s Future (PennFuture).
PECO already serves more low-income customers than any other utility program in the Commonwealth and agreed to make improvements to its universal service programs. In particular, the merger will provide:
•	expanded outreach to increase participation in the company’s special Customer Assistance Program (CAP) for low-income households,

•	an additional discount on electric usage to make utility costs more affordable for customers enrolled in the CAP program, which discounts electric rates by 25 to 80 percent currently for about 102,500 qualified households.

•	an annual contribution to the Energy Coordinating Agency to be directed to community-based organizations that provide consumer referrals to the PECO CAP program, and

•	an increased contribution to PECO’s Matching Energy Assistance Fund (MEAF) for use to assist local customers, in addition to reimbursement of administrative costs incurred by MEAF agencies, and commitments to promote public contributions to MEAF and match any contributions.
Other provisions include:
•	a contribution paid over four years to the Pennsylvania Energy Development Authority (PEDA), an agency formed to promote and finance advanced clean energy and energy efficiency projects, and a four-year contribution to the Sustainable Development Fund to support environmental projects,

•	a contribution to PEDA for energy-related economic development projects that benefit PECO’s southeastern Pennsylvania service territory, and

•	a commitment to maintain current employment levels in PECO field forces, the company’s Philadelphia headquarters, and the company’s charitable giving and civic involvement.
PECO also pledged its support for a PUC-sponsored investigation into issues related to Philadelphia Gas Works and potential benefits from a consolidation of PGW into the new Exelon Electric & Gas. In a separate motion, the commission authorized a “fact finding investigation” after the Exelon-PSEG merger is consummated.
The merger awaits a regulatory decision in New Jersey and is still being reviewed by the U.S. Department of Justice. The two companies expect to complete the regulatory reviews and close on the merger late in the second quarter of 2006, but it may occur earlier if a settlement is reached and accepted by the New Jersey Board of Public Utilities.
The merger was announced December 20, 2004, and shareholders of both companies approved the transaction last July. The merger also received approval from regulatory agencies in New York Texas, and Connecticut, in addition to approval from Federal Energy Regulatory Commission (FERC) in June 2005.
Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.2 million customers in northern Illinois and Pennsylvania and gas to more than 470,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

Based in Philadelphia, PECO Energy is an electric and natural gas utility, serving 1.6 million electric and 470,000 natural gas customers in southeastern Pennsylvania. In 2005, the company delivered 38.7 million megawatt hours (mWh) of electricity and 85 billion cubic feet of natural gas to residential, business and institutional customers. PECO’s energy delivery services generated $4.91 billion in revenue for Exelon. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations. 2006 marks the 125th anniversary of the city’s first electric company, which was a predecessor of PECO.
Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include risks associated with the proposed merger of Exelon and Public Service Enterprise Group, Incorporated (PSEG) that are included in the joint proxy statement/prospectus that Exelon filed with the SEC pursuant to Rule 424(b)(3) on June 3, 2005 (Registration No. 333-122704). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.